Release:	IMMEDIATE
Contact:	Kathryn Chieger Vice President — Corporate and Investor Relations
Phone:	847-735-4612

BRUNSWICK 2004 FIRST QUARTER RESULTS
TO EXCEED PRIOR ESTIMATES

     LAKE FOREST, Ill., April 19, 2004 — Brunswick Corporation (NYSE: BC) announced today it will report earnings estimated between $0.48 and $0.50 per diluted share for the first quarter of 2004. Further, the company raised its estimate for the full year to between $2.45 and $2.65 per diluted share. Previously, the company had estimated diluted earnings per share in the range of $0.35 to $0.40 for the first quarter and $2.10 to $2.30 for 2004.

     The company said that strong performances from its Marine Engine and Boat segments were the primary reasons for the better-than-expected results for the quarter.

     “We continue to see growing demand at retail for our marine products,” explained Brunswick Chairman and Chief Executive Officer George W. Buckley. “The improving marine environment, the strong first quarter, along with the $0.08 to $0.10 per share contribution from the three aluminum boat companies we acquired earlier this month, are behind the increase in our earnings estimates for 2004.”

     Brunswick will release its first quarter 2004 financial earnings results on Tuesday, April 27, 2004, before the market opens. The company will hold a conference call at 10 a.m. CDT that same day, which will be hosted by George W. Buckley, chairman and chief executive officer, Peter G. Leemputte, senior vice president and chief financial officer, and Kathryn J. Chieger, vice president - corporate and investor relations.

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Brunswick Corporation
April 19, 2004

     The call also will be broadcast over the Internet and can be accessed at www.brunswick.com. To listen to the call, go to the Web site at least 15 minutes before the call to register, download and install any needed audio software. Security analysts and investors wishing to participate via telephone should call (888) 283-3870 and ask to be connected to the Brunswick call. Callers outside of North America should call (773) 756-4631 to be connected. These numbers can be accessed as early as 25 minutes before the call begins, as well as during the call. A replay of the conference call will be available through midnight CDT Tuesday, May 4, 2004, by calling (800) 925-3758. The replay will also be available at www.brunswick.com.

About Brunswick

     Headquartered in Lake Forest, Ill., Brunswick Corporation endeavors to instill “Genuine Ingenuity"™ in all its leading consumer brands, including Mercury and Mariner outboard engines; Mercury MerCruiser sterndrives and inboard engines; MotorGuide trolling motors; Teignbridge propellers; MotoTron electronic controls; Northstar marine electronics; Navman GPS-based products; IDS dealer management systems; Sea Ray, Bayliner, Maxum, Hatteras, Meridian and Sealine pleasure boats; Baja high-performance boats; Boston Whaler and Trophy offshore fishing boats; Crestliner, Lowe, Lund and Princecraft aluminum fishing, deck and pontoon boats; Attwood marine parts and accessories; Land ‘N’ Sea marine parts and accessories distributor; Life Fitness, Hammer Strength and ParaBody fitness equipment; Brunswick bowling centers, equipment and consumer products; Brunswick billiards tables; and Valley-Dynamo pool, Air Hockey and foosball tables. For more information, visit www.brunswick.com.

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